UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 15, 2004
Date of Report (Date of earliest event reported)

CONNETICS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27406 (Commission File No.)	94-3173928 (IRS Employer Identification No.)

3160 Porter Drive, Palo Alto, California 94304
(Address of principal executive offices, including zip code)

(650) 843-2800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On April 4, 2005, Connetics Corporation (the “Company”) received the consent of The Board of Trustees of the Leland Stanford Junior University, (“Ground Lessor”) to the sublease by the Company of the premises known as Building E, 1841 Page Mill Road, Palo Alto, California (“the Premises”). The consent of the Ground Lessor is effective as of December 15, 2004. Under the terms of the original lease agreement for the Premises, the original lessee, Incyte Corporation, is required to obtain the prior written consent of the landlord and Ground Lessor prior to any sublease of all or any portion of the Premises. The landlord consent was received by the Company on March 4, 2005. The sublease of the Premises by the Company is pursuant to a Sublease Agreement executed by the Company as the sublessee, and Incyte Corporation, as the sublessor effective as of August 9, 2004. The Premises consist of 19,477 square feet of space and, under the Sublease Agreement, the base rent is $24,308.00 per month for the first twelve months, $25,281.00 per month for the next twelve months, $26,253.00 per month for the next twelve months, $28,198.00 per month for the next twelve months, and $29,170.00 per month for the final twelve months of the sixty-month sublease term. The commencement date of the sublease is January 1, 2006 and it expires on December 31, 2010. The Company has delivered to Incyte Corporation a letter of credit from Silicon Valley Bank in the amount of $145,852.00 to act as security for the Company’s performance of the Sublease Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNETICS CORPORATION
By:	/s/ Sanjiv S. Dhawan
Sanjiv S. Dhawan
Vice President, Corporate Counsel

Date: April 7, 2005